Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

SERIES A-1 PREFERRED STOCK

OF

MEETME, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

March 1, 2017

____________________________________________________________

MeetMe, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows:

FIRST: That, pursuant to Section 151(g) of the DGCL and the authority granted in the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”) previously designated one million (1,000,000) shares of authorized shares of preferred stock of the Company as Series A-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock”).

SECOND: That no shares of Series A-1 Preferred Stock are outstanding and no shares of Series A-1 Preferred Stock shall be issued by the Company.

THIRD: That the following resolutions were adopted on February 27, 2017 by the Board pursuant to the authority granted by Section 151(g) of the DGCL, approving the filing of a Certificate of Elimination of the Series A-1 Preferred Stock (the “Certificate of Elimination”):

“WHEREAS, by resolution of the Board duly adopted, and by a Certificate of Designation filed with the Office of the Secretary of State of the State of Delaware on December 7, 2011 (the “Series A-1 Certificate of Designation”), one million (1,000,000) authorized shares of preferred stock of the Company were designated as Series A-1 Preferred Stock, par value $.001 per share, of the Company (the “Series A-1 Preferred Stock”), which certificate established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions of the Series A-1 Preferred Stock;

WHEREAS, all of the issued and outstanding Series A-1 Preferred Stock have been converted into Common Stock, no Series A-1 Preferred Stock remain outstanding, and no Series A-1 Preferred Stock will be issued subject to the Series A-1 Certificate of Designation; and

WHEREAS, in light of the foregoing, the Board deems it desirable that, pursuant to Section 151(g) of the DGCL, a Certificate of Elimination of the Series A-1 Preferred Stock, in substantially the form provided to the Board (the “Certificate of Elimination”) be executed and filed with the Secretary of State of the State of Delaware and that all one million (1,000,000) shares of Series A-1 Preferred Stock heretofore designated resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, and that all matters set forth in the Series A-1 Certificate of Designation be eliminated from the Company’s Amended and Restated Certificate of Incorporation.

NOW THEREFORE, BE IT

RESOLVED, that none of the Series A-1 Preferred Stock shall be issued pursuant to the Series A-1 Certificate of Designation previously filed with the Secretary of State of the State of Delaware with respect to the Series A-1 Preferred Stock;

RESOLVED, that each of the Authorized Officers is hereby authorized and directed, for and on behalf of the Company, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware and to execute and deliver and any and all other certificates, agreements and other documents which they may deem necessary or advisable in order to effectuate the elimination of the Series A-1 Preferred Stock, as provided by Section 151(g) of the Delaware General Corporation Law in accordance with Section 103 of the Delaware General Corporation Law;

RESOLVED, that when such Certificate of Elimination becomes effective, all references to the Series A-1 Preferred Stock in the Amended and Restated Certificate of Incorporation shall be eliminated and the shares of Series A-1 Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series;

RESOLVED, that each of the Authorized Officers is hereby authorized and directed, for and on behalf of the Company, to execute and deliver any and all agreements, instruments and documents, and to do any and all other acts and things as they or any of them may deem necessary or appropriate to carry out fully the intent and purpose of the foregoing resolutions.”

FOURTH: That, in accordance with Section 151(g) of the DGCL, upon the effective date of the filing of this Certificate of Elimination, the Certificate of Incorporation is hereby amended to eliminate all matters set forth in the Series A-1 Certificate of Designation from the Certificate of Incorporation, and all shares of Series A-1 Preferred Stock shall resume the status of authorized and unissued shares of preferred stock, par value $.001 per share, of the Company, without designation as to series.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be executed by its duly authorized officers on the date first written above.

MEETME, INC.

By: /s/ Frederic Beckley
Name: Frederic Beckley
Title: Secretary

[Signature Page to MeetMe, Inc. Certificate of Elimination (Series A-1)]